Exhibit 10.41
AMENDMENT TO SENIOR SUBORDINATED NOTE
THIS AMENDMENT (the “Amendment”), dated as of this 28th day of September, 2009 by and between CAPTERRA FINANCIAL GROUP, INC., formerly know as ACROSS AMERICA REAL ESTATE CORP., a Colorado corporation, having an office at 1440 Blake Street, Denver, Colorado 80202 (“Maker”) and GDBA INVESTMENTS, LLC, a Colorado limited liability company, and the successor in interest to GDBA INVESTMENTS, LLLP, a Colorado limited liability limited partnership, having an office at 1440 Blake Street, Denver, Colorado 80202 (“Holder”).
WITNESSETH:
WHEREAS, Maker has executed and delivered to Holder a Senior Subordinated Note and a Senior Subordinated Revolving Note dated September 28, 2006(the “Notes”) to evidence Maker’s indebtedness to Holder in the principal amount of Seven Million Dollars ($7,000,000.00); and
WHEREAS, Maker and Holder amended such Senior Subordinated Note and Senior Subordinated Revolving Note (“Amendment No. 1”) on May 7, 2007 to further subordinate the Note to a credit facility to be extended to Maker by United Western Bank and otherwise modify certain terms and provisions of the Note; and
WHEREAS, Maker and Holder amended such Senior Subordinated Note and Senior Subordinated Revolving Note (“Amendment No. 2”) on August 10, 2007 to waive a negative covenant which listed an “Event of Default” under the Note as a net loss under GAAP of greater than $1,000,000 in any calendar quarter; and
WHEREAS, Maker and Holder amended such Senior Subordinated Note and Senior Subordinated Revolving Note (“Amendment No. 3”) on June 4, 2008 to include in the definition of “Senior Debt “ the indebtedness to Holder under that certain Senior Subordinated Note with Holder dated June 4, 2008; and
WHEREAS, Maker and Holder wish to further amend, clarify and define certain terms and provisions of the Note;
NOW, THEREFORE, in consideration of the premises set forth herein above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto do hereby mutually and expressly understand and agree as follows:
1. Maturity Date. Notwithstanding any other provision in the Note, the maturity date of this Note shall be September 28, 2012.
2. Representations and Warranties. Maker hereby represents and warrants, and Holder hereby acknowledges and agrees, that (a) no default has occurred under the Note, (b) except as provided herein, the Note has not been modified or amended, and (c) the execution and delivery of this Agreement has been duly authorized by all necessary action of the parties hereto.
3. Interest Payments. Maker and Holder hereby agree that, beginning with the interest payment due September 30, 2009, accrued interest will be paid in the common stock of Maker on a quarterly basis through December 31, 2010. The common stock will be priced at the average closing price of the Maker’s common stock during that quarter.

4. Ratification. Except as modified by this Amendment, all of the terms of the Note are ratified and reaffirmed and remain in full force and effect.
5. Binding Provisions. The terms and conditions of this Amendment shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.
6. Governing Law. The terms and conditions of this Amendment shall be governed by the applicable laws of the State of Colorado.
IN WITNESS WHEREOF the parties hereto have each caused this Amendment to be executed by their respective duly authorized representatives, as of the day and year first above written.

MAKER: CAPTERRA FINANCIAL GROUP, INC., formerly know as ACROSS AMERICA REAL ESTATE CORP., a Colorado corporation
By:	/s/ James W. Creamer III
James W. Creamer III, President

HOLDER: GDBA INVESTMENTS, LLC, a Colorado limited liability company, and the successor in interest to GDBA INVESTMENTS, LLLP, a Colorado limited liability limited partnership
By:	/s/ G. Brent Backman
	Name:	G. Brent Backman
	Title:	Manager